Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Charles Dayton

Investor Relations

314/994-2912

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2015 Results

Quarterly Adjusted EBITDA of $135 million

Strong operational performance drives improved cash margins in all regions

Quarterly results include more than $2.1 billion in asset impairments due to deteriorating market conditions

Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/15	9/30/14	9/30/15	9/30/14
Revenues	$688.5	$742.2	$2,010.0	$2,191.9
Loss from Operations	$(2,236.8)	$(35.3)	$(2,326.0)	$(144.2)
Net Loss	$(1,999.5)	$(97.2)	$(2,280.8)	$(318.2)
Diluted LPS	$(93.91)	$(4.58)	$(107.16)	$(15.00)
Adjusted Diluted LPS (1)	$(3.38)	$(4.52)	$(15.66)	$(15.10)
Adjusted EBITDA (1)	$134.8	$71.9	$261.9	$164.4

(1)- Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, November 9, 2015 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $2.0 billion, or $93.91 per diluted share, for the quarter ending September 30, 2015. The company recorded a $2.1 billion asset impairment charge during the quarter and incurred $149 million of losses related to the bankruptcy of Patriot Coal. Excluding asset impairments, losses related to the Patriot Coal bankruptcy and amortization of sales contracts, Arch’s third quarter 2015 adjusted net loss was $3.38 per diluted share compared with an adjusted net loss of $4.52 per adjusted diluted share in the prior-year quarter. Revenues totaled $689 million in the third quarter of 2015, and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) was $135 million.

For the first nine months of 2015, Arch generated adjusted EBITDA of $262 million compared with $164 million in the prior-year period. Total revenues declined to $2.0 billion for the nine months ended September 30, 2015, largely due to lower metallurgical coal prices and output.

“From an operational perspective, Arch delivered an exceptionally strong performance during the quarter,” said John W. Eaves, Arch’s chairman and chief executive officer.  “Our results reflect the actions we have taken to respond to the challenging market environment, including reducing costs and enhancing efficiency across the company.  Thanks to the efforts of our skilled employees, we increased cash margins in each of our three operating regions and continued to build on our industry-leading safety and environmental stewardship records.  Despite these efforts, however, the difficult conditions impacting the coal industry persist, and we expect they will continue throughout 2016.”

Financial Position

“As demonstrated by our third quarter results, our operations continue to generate a significant amount of cash; and we are maintaining sufficient liquidity to continue operating as normal,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “Our cash flow, however, is not sufficient to service our debt sustainably in this operating environment.  As a result, Arch will require a significant restructuring of its balance sheet to continue to operate as a going concern over the long term.  We are currently in active dialogue with various creditors with respect to a restructuring of our balance sheet.  Our mining operations and customer shipments are continuing as normal and we continue to have sufficient liquidity and no near-term maturities.  Regardless of what path we ultimately choose, we expect to continue providing our customers the same high quality services they have come to expect from Arch.”

Arch has elected to terminate its $250 million revolver which will become effective on November 11, 2015.  The company had no borrowings under its revolver and no intention to borrow under it.  On a pro-forma basis, taking into consideration the termination of the revolver, Arch had liquidity of $704.4 million at September 30, 2015 with $694.5 million of that in cash and liquid securities.

Core Values

Arch’s focus on safety and environmental excellence led to continued progress throughout 2015, with five complexes completing the quarter with A Perfect Zero — the dual accomplishment of operating without a reportable safety incident or environmental violation.  Through the end of the third quarter, Arch’s total-incident rate was three times better than the industry average and on pace to be the best in the Company’s history.   Also, Arch’s year-to-date 2015 environmental performance represents a nearly 40 percent improvement when compared to the first nine months of 2014 and is on track to set a new company record in environmental compliance.

During the third quarter, Arch’s Mountain Laurel complex in Appalachia was honored with the national Good Neighbor Award by the U.S. Department of Interior for demonstrating the nation’s best stewardship practices of the past year. Arch Coal subsidiaries have earned six national Good Neighbor Awards since the program was established. Additionally, in September the Coal Creek mine in the Powder River Basin completed two years without a reportable safety incident.

“We are pleased that our exemplary stewardship practices and community involvement were recognized at the national level,” said Paul A. Lang, Arch president and chief operating officer.  “These accomplishments and continued improvements are a direct result of our employees’ unwavering commitment to our core values. We continue to make great progress toward Arch’s ultimate safety and environmental goals.”

Operational Results

“In addition to continuing our focus on reducing costs and operating efficiently, we also increased shipment levels in two of our three operating regions,” said Lang.  “We reduced per-ton cash costs by 22 percent in Appalachia, driven by the strong productivity at our two longwall operations, and by 8 percent in the Powder River Basin, helped by higher shipment levels.”

	Arch Coal, Inc.
	3Q15	2Q15	3Q14

Tons sold (in millions)	34.8	30.6	35.1
Average sales price per ton	$18.45	$19.65	$19.97
Cash cost per ton	$14.10	$16.83	$17.18
Cash margin per ton	$4.35	$2.82	$2.79
Total operating cost per ton	$17.05	$19.96	$20.12
Operating margin per ton	$1.40	$(0.31)	$(0.15)

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding. Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.” Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Arch’s operations increased operational cash flow margins during the third quarter. On a consolidated basis, Arch earned $4.35 per ton in cash margin during the third quarter of 2015 compared with $2.82 per ton in the second quarter of 2015, reflecting the impact of increased volumes in the company’s Powder River Basin segment, high productivity in its Appalachian segment and lower per-ton costs across the operating platform.  Consolidated sales price per ton decreased more than 6 percent due to continued weakness in coal markets and a larger percentage of Powder River Basin volumes, but was more than offset by a decrease in per-ton cash costs.

	Powder River Basin
	3Q15	2Q15	3Q14

Tons sold (in millions)	29.5	25.5	29.3
Average sales price per ton	$13.07	$13.24	$13.03
Cash cost per ton	$10.10	$10.99	$10.92
Cash margin per ton	$2.97	$2.25	$2.11
Total operating cost per ton	$11.71	$12.66	$12.42
Operating margin per ton	$1.36	$0.58	$0.61

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.” Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, third quarter cash margin increased $0.72 to $2.97 per ton versus the second quarter. The increase was due to lower cash cost per ton largely attributable to higher shipment levels and continuing cost control efforts.  The average sales price per ton declined reflecting lower contracted pricing, particularly on indexed volumes.

	Appalachia
	3Q15	2Q15	3Q14

Tons sold (in millions)	3.0	3.1	3.6
Average sales price per ton	$62.24	$65.83	$68.72
Cash cost per ton	$48.96	$62.86	$66.37
Cash margin per ton	$13.28	$2.97	$2.35
Total operating cost per ton	$63.70	$76.46	$79.87
Operating margin per ton	$(1.46)	$(10.63)	$(11.15)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.” Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch’s cash margin per ton more than tripled to $13.28 per ton from $2.97 per ton in the second quarter due to significant improvement in cash costs per ton.  The decrease reflects increased output at Arch’s two longwall operations, particularly the Leer mine.  Prior quarter per-ton costs were impacted by longwall moves at both Leer and Mountain Laurel.  Average sales price per ton decreased due to continued deterioration in metallurgical markets.

	Bituminous Thermal
	3Q15	2Q15	3Q14

Tons sold (in millions)	2.3	1.9	2.2
Average sales price per ton	$30.20	$30.37	$31.81
Cash cost per ton	$19.85	$20.15	$19.48
Cash margin per ton	$10.35	$10.22	$12.33
Total operating cost per ton	$24.63	$25.77	$24.16
Operating margin per ton	$5.57	$4.60	$7.65

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.” Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal segment, third quarter cash margin per ton increased to $10.35 per ton, due to a decrease in cash costs per ton. The improvement in cash costs per ton was driven by increased shipment levels and production volume at the West Elk mine. Average sales price per ton declined slightly to $30.20, reflecting lower pricing on contracted tons.

Market Trends

Low natural gas prices, record high natural gas inventories, weak electric power demand and multiple coal plant closures stemming from the implementation of new environmental regulations led to a steep decline in domestic coal-based power generation.  As a result of these factors, Arch now expects domestic thermal coal consumption to decline by 95 million tons during 2015.  While supply cuts are well underway and will reduce U.S. thermal coal production markedly during the year, Arch nevertheless expects stockpiles at U.S. power generators to climb to more than 185 million tons, or over 90 days of supply, at year-end.  These inflated levels are expected to dampen thermal coal demand and pricing throughout next year.

Conditions in U.S. metallurgical coal markets remain challenging as well due to deteriorating global steel demand, continued strong output from Australia and a strong U.S. dollar that hinders U.S. competitiveness.

“We believe that announced production cuts and the continued lack of investment in new metallurgical production simply will not be enough to balance the market, and that additional reductions will be necessary across our industry,” Lang said.  “As a result, we expect pricing for both metallurgical and thermal coal to remain under significant pressure throughout 2016.”

Company Outlook(1)

	2015						2016
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	120.0	-	124.0
Met	6.0	-	6.8
Total	126.0	-	130.8

Powder River Basin
Committed, Priced			109.6			$13.18	66.0	$13.39
Committed, Unpriced			0.6				5.9
Total Committed			110.2				71.9
Average Cash Cost				$10.60	-	$10.80

Appalachia
Committed, Priced Thermal			5.7			$54.23	2.3	$58.33
Committed, Unpriced Thermal			—				—
Committed, Priced Metallurgical			6.2			$71.91	1.4	$77.03
Committed, Unpriced Metallurgical			—				0.7
Total Committed			11.9				4.4
Average Cash Cost				$55.50	-	$58.50

Bituminous Thermal
Committed, Priced			7.1			$31.35	3.8	$33.29
Committed, Unpriced			0.1				—
Total Committed			7.2				3.8
Average Cash Cost				$22.00	-	$24.00

Corporate (in $ millions)
D,D&A				$385	-	$395
S,G&A				$95	-	$105
Interest Expense				$385	-	$395
Capital Expenditures				$120	-	$130
Liquidated Damages				$50	-	$60

(1) This outlook assumes operations in the normal course and does not reflect the impact of any potential restructuring.

In light of the Company’s ongoing discussions with various creditors, Arch will not host a conference call for investors this quarter. Additional information will be available in the Company’s quarterly report on Form 10-Q, which will be filed with the Securities and Exchange Commission and will be available online on the Arch website, www.archcoal.com, and at

www.SEC.gov.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events, including the Company outlook.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from any potential restructuring we do; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
Revenues	$688,544	$742,180	$2,010,011	$2,191,927

Costs, expenses and other operating
Cost of sales	540,192	647,096	1,668,766	1,955,547
Depreciation, depletion and amortization	103,965	105,155	306,211	312,042
Amortization of acquired sales contracts, net	(1,994)	(3,013)	(7,028)	(9,948)
Change in fair value of coal derivatives and coal trading activities, net	(3,559)	(3,733)	(1,128)	(5,811)
Asset impairment and mine closure costs	2,120,292	5,060	2,139,438	6,572
Losses from disposed operations resulting from Patriot Coal bankruptcy	149,314	—	149,314	—
Selling, general and administrative expenses	25,731	28,136	72,604	87,203
Other operating (income) expense, net	(8,625)	(1,221)	7,864	(9,451)
	2,925,316	777,480	4,336,041	2,336,154

Loss from operations	(2,236,772)	(35,300)	(2,326,030)	(144,227)

Interest expense, net
Interest expense	(99,759)	(98,217)	(298,585)	(292,648)
Interest and investment income	672	1,949	4,007	5,828
	(99,087)	(96,268)	(294,578)	(286,820)

Nonoperating expense
Expenses related to debt restructuring	(7,482)	—	(11,498)	—

Loss before income taxes	(2,343,341)	(131,568)	(2,632,106)	(431,047)
Benefit from income taxes	(343,865)	(34,350)	(351,332)	(112,830)

Net loss	$(1,999,476)	$(97,218)	$(2,280,774)	$(318,217)

Net loss per common share
Basic and diluted LPS - Net loss	$(93.91)	$(4.58)	$(107.16)	$(15.00)

Basic and diluted weighted average shares outstanding	21,292	21,224	21,283	21,221

Dividends declared per common share	$—	$—	$—	$0.10

Adjusted EBITDA (A)	$134,805	$71,902	$261,905	$164,439
Adjusted diluted Loss per common share (A)	$(3.38)	$(4.52)	$(15.66)	$(15.10)

(A) Adjusted EBITDA and Adjusted diluted Loss per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$494,788	$734,231
Short term investments	199,731	248,954
Restricted cash	50,409	5,678
Trade accounts receivable	217,667	211,506
Other receivables	21,742	20,511
Inventories	239,035	190,253
Prepaid royalties	10,352	11,118
Deferred income taxes	20,454	52,728
Coal derivative assets	13,743	13,257
Other current assets	51,398	54,515
Total current assets	1,319,319	1,542,751

Property, plant and equipment, net	4,173,038	6,453,458

Other assets
Prepaid royalties	29,867	66,806
Equity investments	206,347	235,842
Other noncurrent assets	119,426	130,866
Total other assets	355,640	433,514
Total assets	$5,847,997	$8,429,723

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$152,229	$180,113
Accrued expenses and other current liabilities	310,747	302,396
Current maturities of debt	32,237	36,885
Total current liabilities	495,213	519,394
Long-term debt	5,108,492	5,123,485
Asset retirement obligations	414,194	398,896
Accrued pension benefits	12,061	16,260
Accrued postretirement benefits other than pension	33,966	32,668
Accrued workers’ compensation	95,905	94,291
Deferred income taxes	44,806	422,809
Other noncurrent liabilities	248,800	153,766
Total liabilities	6,453,437	6,761,569

Stockholders’ deficit
Common Stock	2,145	2,141
Paid-in capital	3,052,910	3,048,460
Treasury stock, at cost	(53,863)	(53,863)
Accumulated deficit	(3,612,599)	(1,331,825)
Accumulated other comprehensive income	5,967	3,241
Total stockholders’ deficit	(605,440)	1,668,154
Total liabilities and stockholders’ deficit	$5,847,997	$8,429,723

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)
Operating activities
Net loss	$(2,280,774)	$(318,217)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	306,211	312,042
Amortization of acquired sales contracts, net	(7,028)	(9,948)
Prepaid royalties expensed	6,661	5,645
Employee stock-based compensation expense	4,459	7,689
Asset impairment costs	2,136,610	1,512
Losses from disposed operations resulting from Patriot Coal bankruptcy	149,314
Gains on disposals and divestitures	(1,191)	(21,965)
Amortization relating to financing activities	18,960	12,349
Changes in:
Receivables	(3,165)	(6,779)
Inventories	(48,848)	22,589
Accounts payable, accrued expenses and other current liabilities	(19,338)	73,324
Income taxes, net	(4,303)	(514)
Deferred income taxes	(347,180)	(112,998)
Other	9,930	37,261
Cash provided by (used in) operating activities	(79,682)	1,990

Investing activities
Capital expenditures	(109,250)	(118,701)
Additions to prepaid royalties	(5,808)	(3,604)
Proceeds from disposals and dispositions	1,020	50,971
Purchases of short term investments	(203,094)	(181,546)
Proceeds from sales of short term investments	248,362	178,293
Investments in and advances to affiliates, net	(7,944)	(13,393)
Cash used in investing activities	(76,714)	(87,980)

Financing activities
Payments on term loan	(14,625)	(14,625)
Net payments on other debt	(12,192)	(10,187)
Expenses related to debt restructuring	(11,498)	—
Debt financing costs	—	(2,219)
Dividends paid	—	(2,123)
Deposits of restricted cash	(44,732)	(6)
Other		(15)
Cash used in financing activities	(83,047)	(29,175)

Decrease in cash and cash equivalents	(239,443)	(115,165)
Cash and cash equivalents, beginning of period	734,231	911,099

Cash and cash equivalents, end of period	$494,788	$795,934

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30	December 31,
	2015	2014
	(Unaudited)

Term loan due 2018 ($1.9 billion and $1.93 billion face value, respectively)	$1,879,261	$1,890,846
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	365,050	363,493
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	46,418	56,031
	5,140,729	5,160,370
Less: current maturities of debt	32,237	36,885
Long-term debt	$5,108,492	$5,123,485

Calculation of net debt
Total debt	$5,140,729	$5,160,370
Less liquid assets:
Cash and cash equivalents	494,788	734,231
Short term investments	199,731	248,954
	694,519	983,185
Net debt	$4,446,210	$4,177,185

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net loss	$(1,999,476)	$(97,218)	$(2,280,774)	$(318,217)
Income tax (benefit) expense	(343,865)	(34,350)	(351,332)	(112,830)
Interest expense, net	99,087	96,268	294,578	286,820
Depreciation, depletion and amortization	103,965	105,155	306,211	312,042
Amortization of acquired sales contracts, net	(1,994)	(3,013)	(7,028)	(9,948)
Asset impairment and mine closure costs	2,120,292	5,060	2,139,438	6,572
Losses from disposed operations resulting from Patriot Coal bankruptcy	149,314	—	149,314	—
Expenses related to debt restructuring	7,482	—	11,498	—

Adjusted EBITDA	$134,805	$71,902	$261,905	$164,439

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net loss	$(1,999,476)	$(97,218)	$(2,280,774)	$(318,217)

Amortization of acquired sales contracts, net	(1,994)	(3,013)	(7,028)	(9,948)
Asset impairment and mine closure costs	2,120,292	5,060	2,139,438	6,572
Losses from disposed operations resulting from Patriot Coal bankruptcy	149,314	—	149,314	—
Expenses related to debt restructuring	7,482	—	11,498	—
Tax impact of adjustment	(347,620)	(737)	(345,808)	1,215

Adjusted net loss	$(72,002)	$(95,908)	$(333,360)	$(320,378)

Diluted weighted average shares outstanding	21,292	21,224	21,283	21,221

Diluted loss per share	$(93.91)	$(4.58)	$(107.16)	$(15.00)

Amortization of acquired sales contracts, net	(0.09)	(0.14)	(0.33)	(0.47)
Asset impairment and mine closure costs	99.58	0.24	100.52	0.31
Losses from disposed operations resulting from Patriot Coal bankruptcy	7.01	—	7.02	—
Expenses related to debt restructuring	0.35	—	0.54	—
Tax impact of adjustments	(16.33)	(0.03)	(16.25)	0.06
Adjusted diluted loss per share	$(3.38)	$(4.52)	$(15.66)	$(15.10)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Cost of sales on condensed consolidated statements of operations	$540,192	$647,096	$1,668,766	$1,955,547
Transportation costs billed to customers	(11,097)	(41,280)	(98,426)	(198,853)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	2,684	1,705	4,894	5,268
Other (other operating segments, operating overhead, land management, etc.)	(41,141)	(4,121)	(59,445)	(13,137)

Total cash costs	$490,638	$603,400	$1,515,789	$1,748,825
Total tons sold	34,802	35,128	98,483	99,148
Total cash cost per ton	$14.10	$17.18	$15.39	$17.64